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                                                                   EXHIBIT 23.7


                       CONSENT OF KPMG PEAT MARWICK, LLP

The Board of Directors
PMG Holdings, Inc.


     We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-3 of Clear Channel Communications, Inc. of our report dated April 27, 1995, with respect to the consolidated balance sheet of PMG Holdings, Inc. and Subsidiaries as of December 31, 1994, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year then ended, which report appears in the Current Report on Form 8-K of Clear Channel Communications, Inc. dated April 17, 1997.


     We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.



                                        /s/ KPMG PEAT MARWICK, LLP

                                        KPMG PEAT MARWICK, LLP


Stamford, Connecticut
September 2, 1997